SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated July 25, 2018 between
DEFIANCE ETFS, LLC
and
PENSERRA CAPITAL MANAGEMENT LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Defiance Quantum ETF
0.05% on the first $500 million in aggregate net assets
0.04% on the next $500 million in aggregate net assets;
0.03% on the next $1 billion in aggregate net assets; and
0.02% on aggregate net assets in excess of $2 billion

Defiance Next Gen Connectivity ETF
Defiance Next Gen H2 ETF
Defiance Hotel, Airline, and Cruise ETF

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of April 6, 2023.

DEFIANCE ETFS, LLC By: /s/ Paul Dellaquila Name: Paul Dellaquila Title: President
PENSERRA CAPITAL MANAGEMENT LLC By: /s/ Dustin Lewellyn Name: Dustin Lewellyn Title: Partner / Chief Investment Officer
ETF SERIES SOLUTIONS By: /s/ Isabella K. Zoller Name: Isabella K. Zoller Title: Secretary